Exhibit 99.2

Union Pacific Corporation

Offer to Exchange up to $1,044,261,000 Principal Amount Outstanding of

3.799% Notes due 2051 for a Like Principal Amount of 3.799% Notes due 2051

which have been registered under the Securities Act of 1933.

Pursuant to the Prospectus, dated                     ,

To Our Clients:

Enclosed for your consideration is a Prospectus dated                 ,              (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”) relating to the offer of Union Pacific Corporation, a Utah corporation (the “Company”), to exchange up to $1,044,261,000 aggregate principal amount of registered 3.799% Notes due 2051 of the Company, which will be freely transferable (the “Exchange Notes”), for any and all of the Company’s outstanding 3.799% Notes due 2051, which have certain transfer restrictions (the “Original Notes”), upon the terms and subject to the conditions described in the Prospectus and the related Letter of Transmittal (the “Exchange Offer”). The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of October 4, 2016 among the Company, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as lead dealer managers, and the other dealer managers listed on Schedule I thereto.

This material is being forwarded to you as the beneficial owner of the Original Notes carried by us for your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on             ,             , unless extended by the Company (such date and time, as it may be extended, the “Expiration Date”). Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn any time prior to the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is for any and all Original Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3. The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your Original Notes, please instruct us to do so by completing, executing and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Original Notes, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the Exchange Offer made by the Company with respect to the Original Notes.

This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please tender the Original Notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of Original Notes (must be in an amount equal to $1,000 principal amount or integral multiples of $1,000 in excess thereof)

$
3.799% Notes due 2051

\

☐ Please do not tender any Original Notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here

Dated: ,

Address(es)

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security No(s).

None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.